                                                                              EXHIBIT 99.1

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15301 W. 109th Street  Lenexa, Kansas  66215 USA         913/782/5672     913/982/5766   FAX
                                                         investorrelations@elecsyscorp.com

Contact:       Michael J. Meyer
               Chairman
               913-647-0158

Elecsys Corporation Announces Restructuring of Board of Directors and Reduction in
Management Expenses

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LENEXA, Kan. (October 9, 2001) - Elecsys Corporation (AMEX:ASY) announced today a restructuring of its Board of Directors and management as a result of the sale of its
Airport Systems division.

Keith Cowan has resigned his position as President and CEO of Elecsys to pursue other
interests, but will remain a Director of the company.   Tom Cargin, Vice President of
Finance and Administration and Chief Financial Officer has resigned as a member of the Board of Directors and will be leaving the company after a transition period of up to six months.
The Company will record a restructuring charge of approximately $400,000  against the gain on the sale of Airport Systems in the second quarter associated with these changes and other costs associated with the sale of the division.

Additionally, Walter Stowell has resigned as Chairman and member of the Board of Directors and David Gatchell has also resigned from the Board. Michael Meyer, former Chairman of the
Board and a Director since 1991, has been elected Chairman and will perform certain management responsibilities under the new structure.

Mr. Stowell stated "The restructuring announced today is a further implementation of the strategic plan the company adopted in January of this year to sell the Airport Systems division and focus our financial and management resources on the significant opportunity we have with DCI, Inc., our electronic manufacturing services unit. After the successful sale of Airport Systems, we are a much smaller company and a reduction of management and overhead expenses is an appropriate focus at this time. We will continue to pursue an increase in shareholder value with a smaller Board of Directors and an actively involved Chairman of the
Board." Mr. Meyer noted that the Board of Directors extended its appreciation to  Keith,
Tom, Walter and Dave for their years of service and contribution to the company and wished them well in their future endeavors.

Elecsys Corporation,  through its DCI subsidiary,  provides electronic manufacturing services, standard  and custom  liquid  crystal  display  devices and panel  meters to a wide variety of medical electronics, consumer products and aerospace OEMs.
www.elecsyscorp.com
The discussions set forth in this press release may contain forward-looking comments based on current expectations that involve a number of risks and uncertainties. Actual results could differ materially from those projected or suggested in the forward-looking comments. The difference could be caused by a number of factors, including, but not limited to the factors and conditions which are described in Elecsys Corporation's SEC filings, including the Form
10-KSB for the year ended April 30, 2001. The reader is cautioned that Elecsys Corporation does not have a policy of updating or revising forward-looking statements and thus he or she should not assume that silence by management of Elecsys Corporation over time means that actual events are bearing out as estimated in such forward-looking statements.